FOR IMMEDIATE RELEASE

                                   Media & Analyst Contact: Emory Epperson
                                                            (714) 727-7958


                    AST RESEARCH ANNOUNCES MANAGEMENT CHANGES

 NEW SENIOR-LEVEL POSITION CREATED TO MERGE GLOBAL MARKETING AND COMMUNICATIONS


IRVINE, Calif., October 4, 1996 -- AST Research Inc. (ASTA--NASDAQ) today announced a series of executive changes occurring this month and its ongoing reorganization program designed to expedite the company's return to profitability.

     Included among the changes are the resignations of Michael Willcocks, 47, senior vice president, Asia Pacific, and Gerald T. Devlin, 50, senior vice president, Americas. Both corporate officers have resigned to pursue other career opportunities.

     AST also announced it has created a new position of Senior Vice President, Global Corporate Marketing and Communications, and that the company has initiated a search to fill that position. The new position consolidates AST's strategic responsibilities for global marketing and channel strategies, in addition to customer relations, brand promotion and corporate communications.

     Integral to the new marketing and communications organization is another newly-created position, Vice President, Global Corporate Marketing, which will be responsible for global marketing activities that include customer research, regional strategy development and brand promotion across all product families. This new position will report to the senior vice president, Global Corporate Marketing and Communications.

     The company also has consolidated product concept and life cycle management for all desktop, mobile and server brand families under the newly-formed Product Planning Group, which reports to N.B. Park, senior vice president, worldwide product development and manufacturing.

     "Although stability is an important long-term goal in our return to profitability, changes may inevitably occur," said Y.S. Kim, AST president and chief executive officer. "We have made rapid progress in a relatively brief period of time towards bolstering our leadership capabilities in engineering, manufacturing, quality, service and support and finance. Our strategy is to streamline the decision making process and empower management to respond quickly to the fast-changing needs of the technology marketplace.

     "By creating the new global corporate marketing position at the officer level and consolidating all marketing and communications functions into one organization, AST will be better positioned to establish and maintain a cohesive identity -- from product inception, all the way through manufacturing, distribution, sales and service. This new approach will be supported by a fully unified global mission that clearly expresses AST's values and delivers on them quickly."

     Assuming responsibility for activities within the Asia Pacific region will be Hoon Choo, 50, a member of the team of Samsung consultants who are assisting AST in improving its operational efficiencies. He will join the company as senior vice president, Asia Pacific.

     As senior vice president, manufacturing (consulting), Mr. Choo helped significantly improve production efficiencies at AST's Fort Worth manufacturing facility. Mr. Choo founded A-Cube Systems (Cupertino, Calif.) and held positions in the past as an executive vice president of Hyundai Electronics America and as a director of Samsung Electronics' Computer Division.

     Responsibilities for the Americas region will be filled on an interim basis by Mr. Kim until a permanent replacement is appointed for Mr. Devlin.

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, California 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax (714)
727-9355. Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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